Exhibit 10.3.d

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT made as of this 19th day of October, 2012, by and among Cedar Realty Trust, Inc., a Maryland corporation (the “Corporation”), Cedar Realty Trust Partnership, L.P., a Delaware limited partnership (the “Partnership”), and Nancy Mozzachio (the “Executive”).

1. Position and Responsibilities.

1.1 The Executive initially shall serve in an executive capacity as Vice President of Leasing of both the Corporation and the Partnership with duties consistent therewith and shall perform such other functions and undertake such other responsibilities as are customarily associated with such capacity; provided, however, that the Corporation and the Partnership shall have the right at any time and from time to time to change the Executive’s position, duties and responsibilities, including the right to reduce or enlarge such position, duties and responsibilities. The Executive shall also hold such directorships and officerships in the Corporation, the Partnership and any of their subsidiaries to which, from time to time, the Executive may be elected or appointed during the term of this Agreement.

1.2 The Executive shall devote Executive’s full business time and skill to the business and affairs of the Corporation and the Partnership and to the promotion of their interests.

2. Term of Employment.

2.1 The term of employment shall end October 31, 2015 unless sooner terminated as provided in this Agreement. By executing this Second Amended and Restated Employment Agreement, the Executive agrees that the proviso contained in Section 2.1 of the Executive’s Amended and Restated Employment Agreement has been satisfied and the Executive’s restricted shares of common stock shall not immediately vest on October 31, 2012, but shall continue to vest in accordance with their terms.

2.2 Notwithstanding the provisions of Section 2.1 hereof, each of the Corporation and the Partnership shall have the right, on written notice to the Executive, to terminate the Executive’s employment for Cause (as defined in Section 2.3) or without Cause, such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice and, upon a termination of employment for Cause, Executive shall not be entitled to receive any additional compensation hereunder. The Executive shall have the right, on 30 days advance written notice to the Corporation and the Partnership, to resign the Executive’s employment for Good Reason (as defined in Section 2.4) or upon the occurrence of a Change in Control (as defined in Section 4.2), such termination to be effective as of the 30th day following when such notice is given or as of such later date otherwise specified in the notice; provided, however, that Good Reason shall cease to exist for any event on the 90th day following the occurrence of the event unless the Executive has given the Corporation and the Partnership written notice, in accordance with this Section 2.2; and provided, further, however, that any notice of termination as the result of a Change of Control must be provided within 90 days following the occurrence of the Change of Control.

2.3 For purposes of this Agreement, the term “Cause” shall mean any of the following actions by the Executive: (a) failure to comply with any of the material terms of this Agreement, which shall not be cured within 30 days after written notice, or if the same is not of a nature that it can be completely cured within such 30 day period, if Executive shall have failed to commence to cure the same within such 30 day period and shall have failed to pursue the cure of the same diligently thereafter; (b) engagement in gross misconduct injurious to the business or reputation of the Corporation or the Partnership; (c) knowing and willful neglect or refusal to attend to the material duties assigned to the Executive by the Board of Directors of the Corporation, which shall not be cured within 30 days after written notice; (d) intentional misappropriation of property of the Corporation or the Partnership to the Executive’s own use; (e) the commission by the Executive of an act of fraud or embezzlement; (f) Executive’s conviction for a felony; (g) Executive’s engaging in any activity which is prohibited pursuant to Section 5 of this Agreement, which shall not be cured within 30 days after written notice.

2.4 For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) a material breach of this Agreement by the Corporation or the Partnership which shall not be cured within 30 days after written notice; or (ii) the relocation of the Executive’s office or the Corporation’s or Partnership’s executive offices to a location more than 30 miles from New York City. The Corporation or the Partnership, as applicable, shall have 30 days after receipt of the Executive’s notice of termination for Good Reason in which to cure the failure, breach or infraction described in the notice of termination. If the failure, breach or infraction is timely cured by the Corporation or the Partnership, the notice of termination for Good Reason shall become null and void.

3. Compensation.

3.1 The Partnership shall pay to the Executive for the services to be rendered by the Executive hereunder to the Corporation and the Partnership a base salary at the rate of $310,000 per annum. The base salary shall be payable in accordance with the Corporation’s or Partnership’s normal payroll practices, but not less frequently than twice a month. Such base salary will be reviewed at least annually and may be increased or decreased by the Board of Directors of the Corporation in its sole discretion. The Board of Directors of the Corporation in its sole discretion may grant to the Executive a bonus to be paid by the Corporation or Partnership, at any time and from time to time.

3.2 The Executive shall be entitled to participate in, and receive benefits from, on the basis comparable to other senior executives, any insurance, medical, disability, or other employee benefit plan of the Corporation, the Partnership or any of their subsidiaries which may be in effect at any time during the course of Executive’s employment by the Corporation and the Partnership and which shall be generally available to senior executives of the Corporation, the Partnership or any of their subsidiaries.

3.3 The Partnership agrees to reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive on behalf of the Corporation or the Partnership in the course of Executive’s duties hereunder upon the presentation by the Executive of appropriate vouchers therefor, including continuing legal education, professional licenses and organizations and conferences approved by the CEO.

3.4 The Executive shall be entitled each year of this Agreement to paid vacation in accordance with the Corporation’s or Partnership’s policies but not less than 4 weeks plus personal and floating holidays (and a ratable number of sick days), which if not taken during such year will be forfeited (unless management requests postponement).

3.5 In recognition of Executive’s need for an automobile for business purposes, the Corporation or the Partnership will reimburse the Executive for Executive’s use of an automobile, including lease payments, if any, and all related costs, including maintenance, gasoline and insurance; provided, however, that such amount shall not exceed $500.00 a month. Insurance, maintenance and gas for business use is additional.

3.6 If, during the period of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of 90 consecutive days, or for shorter periods aggregating more than six months during the term of this Agreement, to render the services contemplated hereunder, then the Corporation or the Partnership, at either of their options, may terminate the term of employment hereunder by notice from the Corporation or the Partnership, as the case may be, to the Executive, effective on the giving of such notice. During any period of disability of Executive during the term hereof, the Corporation shall continue to pay to Executive the salary and bonus which the Executive has earned and accrued as of the date of termination of employment.

3.7 In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.

3.8 Each of the Corporation and the Partnership shall have the right to obtain for their respective benefits an appropriate life insurance policy on the life of the Executive, naming the Corporation or the Partnership as the beneficiary. If requested by the Corporation or the Partnership, the Executive agrees to cooperate with the Corporation or the Partnership, as the case may be, in obtaining such policy.

4. Severance Compensation Upon Termination of Employment.

4.1 If the Executive’s employment with the Corporation or the Partnership shall be terminated (a) by the Corporation or Partnership other than for Cause or pursuant to Sections 3.6 or 3.7, or (b) by the Executive for Good Reason, then the Corporation and the Partnership shall:

(i) pay to the Executive as severance pay, within five days after termination, a lump sum payment equal to 100% of the sum of the Executive’s annual salary at the rate applicable on the date of termination and the average of the Executive’s annual bonus for the preceding two full fiscal years;

(ii) arrange to provide Executive, for a 12 month period (or such shorter period as Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which Executive is receiving immediately prior to the date of termination to the extent obtainable upon reasonable terms; provided, however, if it is not so obtainable the Corporation shall pay to the Executive in cash the annual amount paid by the Corporation or the Partnership for such benefits during the previous year of the Executive’s employment. Benefits otherwise receivable by Executive pursuant to this Section 4.1(ii) shall be reduced to the extent comparable benefits are actually received by the Executive during such 12 month period following his termination (or such shorter period elected by the Executive), and any such benefits actually received by Executive shall be reported by the Executive to the Corporation; and

(iii) the Compensation Committee of the Board of Directors of the Corporation shall determine whether or not to vest any options granted to Executive to acquire common stock of the Corporation and any restricted shares of common stock of the Corporation and any other awards granted to the Executive under any employee benefit plan that have not vested.

4.2(a) If the Executive’s employment with the Corporation or the Partnership shall be terminated by the Executive as the result of a Change of Control, then the Corporation and the Partnership shall:

(i) pay to the Executive as severance pay, within five days after termination, a lump sum payment equal to 250% of the sum of the Executive’s annual salary at the rate applicable on the date of termination and the average of the Executive’s annual bonus for the preceding two full fiscal years;

(ii) arrange to provide Executive, for a 12 month period (or such shorter period as Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which Executive is receiving immediately prior to the date of termination to the extent obtainable upon reasonable terms; provided, however, if it is not so obtainable the Corporation shall pay to the Executive in cash the annual amount paid by the Corporation or the Partnership for such benefits during the previous year of the Executive’s employment. Benefits otherwise receivable by Executive pursuant to this Section 4.2(ii) shall be reduced to the extent comparable benefits are actually received by the Executive during such 12 month period following his termination (or such shorter period elected by the Executive), and any such benefits actually received by Executive shall be reported by the Executive to the Corporation; and

(iii) any options granted to Executive to acquire common stock of the Corporation, any restricted shares of common stock of the Corporation issued to the Executive and any other awards granted to the Executive under any employee benefit plan that have not vested shall immediately vest on said termination.

(b) As used herein, a “Change in Control” shall be deemed to occur if: (i) there shall be consummated (x) any consolidation or merger of the Corporation or the Partnership in which the Corporation or the Partnership is not the continuing or surviving corporation or pursuant to which the stock of the Corporation or the units of the Partnership would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation or Partnership in which the holders of the Corporation’s stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, the assets of the Corporation or the Partnership; (ii) the Board approves any plan or proposal for liquidation or dissolution of the Corporation or Partnership; or (iii) any person acquires more than 29% of the issued and outstanding common stock of the Corporation.

4.3(a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except to the extent provided in Section 4.1 or 4.2 above, shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by insurance benefits after the date of termination, or otherwise.

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan of the Corporation or Partnership, or other contract, plan or arrangement.

5. Other Activities During Employment.

5.1 The Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise. Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive.

5.2 During the term of this Agreement, without the prior approval of the Board of Directors, neither the Executive nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money or guarantor, shall be engaged directly or indirectly in the retail shopping center business other than through the Corporation and the Partnership, except for activities existing on the date of this Agreement which have been disclosed to the Corporation; provided, however, that the foregoing shall not be deemed to (a) prohibit the Executive from being on the Board of Directors of another entity, (b) prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company’s securities or (c) prohibit passive investments.

5.3 The Executive shall not at any time during this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined), except pursuant to subpoena, court order or applicable law. Any records of Confidential Information prepared by the Executive or which come into Executive’s possession during this Agreement are and remain the property of the Corporation or the Partnership, as the case may be, and upon termination of Executive’s employment all such records and copies thereof shall be either left with or returned to the Corporation or the Partnership, as the case may be.

5.4 The term “Confidential Information” shall mean information disclosed to the Executive or known, learned, created or observed by Executive as a consequence of or through employment by the Corporation and the Partnership, not generally known in the relevant trade or industry, about the Corporation’s or the Partnership’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, copy, leasing, other printed matter, artwork, photographs, reproductions, layout, finances, accounting, methods, processes, business plans, contractors, lessee and supplier lists and records, potential lessee and supplier lists, and contractor, lessee or supplier billing.

6. Post-Employment Activities.

6.1 During the term of employment hereunder, and for a period of one year after termination of employment, regardless of the reason for such termination, other than by (x) the Corporation or Partnership without Cause or (y) the Executive for Good Reason or as the result of a reduction in the Executive’s salary or position with the Corporation, the Executive shall not directly or indirectly become employed by, act as a consultant to, or otherwise render any services to any person, corporation, partnership or other entity which is engaged in, or about to become engaged in, the retail shopping center business or any other business which is competitive with the business of the Corporation, the Partnership or any of their subsidiaries nor shall Executive use Executive’s talents to make any such business competitive with the business of the Corporation, the Partnership or any of their subsidiaries. For the purpose of this Section, a retail shopping center business or other business shall be deemed to be competitive if it involves the ownership, operation, leasing or management of any retail shopping centers which draw from the same related trade area, which is deemed to be within a radius of 5 miles from the location of (a) any then existing shopping centers of the Corporation, the Partnership or any of their subsidiaries or (b) any proposed centers for which the site is owned or under contract, is under construction or is actively being negotiated. The Executive shall be deemed to be directly or indirectly engaged in a business if Executive participates therein as a director, officer, stockholder, employee, agent, consultant, manager, salesman, partner or individual proprietor, or as an investor who has made advances or loans, contributions to capital or expenditures for the purchase of stock, or in any capacity or manner whatsoever; provided, however, that the foregoing shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company’s securities.

6.2 The Executive acknowledges that Executive has been employed for Executive’s special talents and that Executive’s leaving the employ of the Corporation and the Partnership would seriously hamper the business of the Corporation and the Partnership. The Executive agrees that the Corporation and the Partnership shall each be entitled to injunctive relief, in addition to all remedies permitted by law, to enforce the provisions of Sections 5 and 6 hereof. The Executive further acknowledges that Executive’s training, experience and technical skills are of such breadth that they can be employed to advantage in other areas which are not competitive with the present business of the Corporation and the Partnership and consequently the foregoing obligation will not unreasonably impair Executive’s ability to engage in business activity after the termination of Executive’s present employment.

6.3 The Executive will not, during the period of one year after termination of employment, regardless of the reason for such termination, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade, either in Executive’s individual capacity or as agent for another, any of the Corporation’s, the Partnership’s or any of their subsidiaries’ officers, employees or agents to discontinue their relationship with the Corporation, the Partnership or any of their subsidiaries nor divert or attempt to divert from the Corporation, the Partnership or any of their subsidiaries any business whatsoever by influencing or attempting to influence any contractor, lessee or supplier of the Corporation, the Partnership or any of their subsidiaries.

7. Assignment. This Agreement shall inure to the benefit of and be binding upon the Corporation, the Partnership and their successors and assigns, and upon the Executive and Executive’s heirs, executors, administrators and legal representatives. The Corporation and the Partnership will require any successor or assign to all or substantially all of their business or assets to assume and perform this Agreement in the same manner and to the same extent that the Corporation and the Partnership would be required to perform if no such succession or assignment had taken place. This Agreement shall not be assignable by the Executive.

8. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 7 hereof.

9. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10. Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:

To the Corporation
or the Partnership:
Cedar Realty Trust, Inc.
44 South Bayles Avenue
Port Washington, NY 11050
Attn: President

To the Executive:	Nancy Mozzachio
18 Quail Hollow Drive
Sewell, NJ 08080

provided, however, that any notice of change of address shall be effective only upon receipt.

12. Waivers. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto.

14. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

15. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the same counterpart.

16. Arbitration. Mindful of the high cost of litigation, not only in dollars but time and energy as well, the parties intend to and do hereby establish a quick, final and binding out-of-court dispute resolution procedure to be followed in the unlikely event any controversy should arise out of or concerning the performance of this Agreement. Accordingly, the parties do hereby covenant and agree that any controversy, dispute or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be settled, at the request of any party to this Agreement, through arbitration by a dispute resolution process administered by JAMS or any other mutually agreed upon arbitration firm involving final and binding arbitration conducted at a location determined by the arbitrator in New York City administered by and in accordance with the then existing rules of practice and procedure of such arbitration firm and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof; provided, however, that the Corporation and the Partnership shall be entitled to seek judicial relief to enforce the provisions of Sections 5 and 6 of this Agreement.

17. Indemnification. During this Agreement and thereafter, the Corporation and the Partnership shall indemnify the Executive to the fullest extent permitted by law against any judgments, fine, amounts paid in settlement and reasonable expenses (including attorneys’ fees) in connection with any claim, action or proceeding (whether civil or criminal) against the Executive as a result of the Executive serving as an officer or director of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive’s act of willful misconduct, gross negligence, misappropriation of funds, fraud or breach of this Agreement). This indemnification shall be in addition to, and not in lieu of, any other indemnification the Executive shall be entitled to pursuant to the Corporation’s or Partnership’s Articles of Incorporation, By-Laws, Agreement of Limited Partnership or otherwise. Following the Executive’s termination of employment, the Corporation and the Partnership shall continue to cover the Executive under the then existing director’s and officer’s insurance, if any, for the period during which the Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Corporation or the Partnership or in any capacity at the request of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise on the same terms such coverage was provided during this Agreement, at the highest level then maintained for any then current or former officer or director.

18. Section 409A.

18.1 It is the intention of the Corporation and the Partnership that all payments and benefits under this Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Any ambiguity in this Agreement shall be interpreted to comply with the above. The Executive acknowledges that the Corporation and the Partnership have made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice.

18.2 Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A.

18.3 For all purposes under this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to the Executive’s employment, shall mean a separation from service within the meaning of Section 409A.

18.4 Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Corporation is publicly traded on an established securities market or otherwise and the Executive is a “specified employee” (as determined under the Corporation’s administrative procedure for such determinations, in accordance with Section 409A) at the time of the Executive’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Section 409A shall not be paid or begin payment until the earlier of (i) the Executive’s death or (ii) the first payroll date following the six (6) month anniversary of the Executive’s date of termination of employment; provided, however, that the Corporation if so requested by the Executive agrees to contribute any such payments required to be made to the Executive to a rabbi trust established by the Corporation for the benefit of the Executive.

18.5 Any reimbursements provided under this Agreement shall be made no later than the December 31st following the year in which such expenses are incurred, or such earlier date as provided under any plan or policy of the Corporation or Partnership, as applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Cedar Realty Trust, Inc.

By:	/s/ BRUCE J. SCHANZER
Title: President

Cedar Realty Trust Partnership, L.P.

By:	Cedar Realty Trust, Inc.,
General Partner

By:	/s/ BRUCE J. SCHANZER
Title: President

/s/ NANCY MOZZACHIO
Nancy Mozzachio

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